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                                                           Loan No.: 0007365-001

                               SECURITY AGREEMENT

                        (Chicago, Cook County, Illinois)

Debtor

      Name:    SPENCER FAMILY, LLC, a Massachusetts limited liability company

      Address: 100 Charles Park Road, Boston, Massachusetts  02132

Secured Party:

      Name: GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION, a Delaware corporation, its successors and assigns

      Address: Franchise Finance Department
               10900 Northeast Fourth Street, Suite 500
               Bellevue, Washington  98004

            Debtor, for valuable consideration, hereby grants to Secured Party a security interest in the property listed on EXHIBIT B hereto, and any and all additions and substitutions thereto (the "Collateral") (i) to secure payment of the indebtedness evidenced by that certain Promissory Note of even date herewith, payable to the order of Secured Party, in the principal amount of Four Million Fifty Thousand and no hundredths Dollars ($4,050,000.00) (the "Note") and (ii) to secure all other obligations of Debtor arising under all documents securing or executed in connection with the Note, except the Environmental Indemnity Agreement Regarding Hazardous Substances (collectively, the "Loan Documents").

            Debtor expressly warrants and convenants:

            1. Except for the security interest granted hereby, Debtor is, or to the extent that this Security Agreement states that the Collateral is to be acquired after the date hereof, will be, the owner of the Collateral free from any lien, security interest or encumbrance. Debtor understands that any further encumbrance of the Collateral is prohibited. Debtor shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

            2. The Collateral is used or bought primarily for use in the business of Debtor and not for consumer purposes.

            3. Debtor's business address is as stated above. The Collateral is located at or on or is used or owned for or in connection with the real estate situated in Chicago, Cook County, Illinois, and described on the attached EXHIBIT A herein incorporated by this reference (the "Property").

            4. Debtor shall promptly notify Secured Party of any change in the location of the Collateral or any change in Debtor's principal place of business.

            5. Debtor shall pay when due, prior to delinquency, all taxes and assessments of every nature which may be levied or assessed against the Collateral.

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            6     Except for liens in favor of Secured Party, without Secured
                  Party's prior written consent Debtor shall not permit or allow any lien, security interest or encumbrance whatsoever upon the Collateral and shall not permit the Collateral to be attached or replevied. Secured Party's consent to a junior lien by an entity owned by, or under common control with, Secured Party shall not be unreasonably withheld.

            7. The Collateral is in good condition and Debtor shall keep the Collateral in good condition (reasonable wear and tear excepted) and from time to time, forthwith, replace and repair all such parts of the Collateral as may be broken, worn out, or damaged without allowing any lien to be created upon the Collateral on account of such replacement or repairs. Secured Party may examine and inspect the Collateral at any time, wherever located, subject to reasonable prior notice.

            8. Debtor wIll not use the Collateral in violation of any applicable statutes, regulations or ordinances

            9 Notwithstanding anything else contained herein to the contrary, if any personal property for use on the Property will be leased to Debtor, Secured Party's interest therein shall be subordinate to lessor's interest therein.

            Until the occurrence of an "Event of Default" (as hereinafter defined), Debtor may have possession of the Collateral and use it in any lawful manner, and upon the occurrence of an Event of Default Secured Party shall have the immediate right to the possession of the Collateral.

            Debtor shall be in default under this Security Agreement upon the happening of any of the following events (an "Event of Default"):

            (a) default in the payment or performance of any obligation, covenant or liability contained or referred to in this Security Agreement (provided, however, that as to No. 5 above, Debtor shall have been given ten (10) days written notice and opportunity to cure by Secured Party and thirty (30) days written notice and opportunity to cure as to Nos. 6 and 7); or

            (b) the occurrence of an "Event of Default" as defined under the Note (which defined term includes applicable notice and grace periods), any instrument securing the Note, including the Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing securing the Note (the "Security Instrument"), any other Loan Document or the Environmental Indemnity Agreement Regarding Hazardous Substances; or

            (c) the loss, theft, damage or destruction to or of any of the Collateral as to which adequate insurance has not been provided which shall materially and substantially diminish the aggregate value of the Collateral, if the lost, stolen, damaged or destroyed items are not repaired or replaced within thirty (30) days after the date of the loss, theft, damage or destruction and, in the case of any replacement, with new items which are comparable in value to the items lost, stolen, damaged or destroyed and with respect to which Secured Party is granted a security interest; or

            (d) the sale or encumbrance of any of the Collateral except in the ordinary course of business or except Collateral which is immediately replaced with similar collateral of equal or greater value; or

            (e) the making of any levy, seizure or attachment on or to the Collateral which is not released or dismissed within ninety
                  (90) days.


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            Upon an Event of Default and at any time thereafter, Secured Party may declare the Note immediately due and payable and shall have the remedies of a secured party under the Articles of the Uniform Commercial Code as adopted in the State of Illinois (the "UCC"). Secured Party may require Debtor to assemble the Collateral and deliver or make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties.

            Secured Party may require that the Collateral be sold at a public sale at the same time and place as the sale of the Property, or Secured Party may sell the Collateral at one or more other public or private sales in accordance with the UCC. The Collateral shall not be required to be exhibited, presented or displayed at any sale. In the event that the Collateral is sold under the Security Instrument, Secured Party hereby assigns its security interest in the Collateral to the trustee or sheriff selling the Property under the Security Instrument. Debtor agrees that a sale of the Collateral under the Security Instrument and the notices required under the laws of Illinois for the sale of real property are commercially reasonable and adequate under the UCC.

            Debtor agrees to pay to Secured Party in addition to the Indebtedness secured hereby, all expenses of retaking, holding, preparing for sale and selling incurred by Secured Party in connection with realization on the Collateral including reasonable attorneys' fees and costs. In addition, in the event suit or action is instituted to enforce or interpret this Agreement (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before or after trial and on appeal whether or not taxable as costs, or in any bankruptcy proceeding, including, without limitation, attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

            No waiver by Secured Party of an Event of Default shall operate as a waiver of any other default or of the same default on a future occasion. The taking of this Security Agreement shall not waive or impair any other security said Secured Party may have or hereafter acquire for the payment of the Note nor shall the taking of any such additional security waive or impair this Security Agreement. Secured Party may resort to any security it may have in the order it may deem proper.

            All rights of Secured Party hereunder shall inure to the benefit of its successors and assigns. All promises and duties of Debtor shall bind its successors and assigns.

            Any and all notices, elections, demands or requests permitted or required to be made under this Security Agreement shall be in writing, signed by the party giving such notice, election, demand or request and shall be delivered personally, or by telegram, or sent by registered, certified, or Express United States mail, postage prepaid, or by Federal Express or similar service requiring a receipt, to the other party at the address set forth above or to such other party and at such other address within the United States of America as any party may designate as provided herein. The date of receipt of such notice, election, demand or request shall be the earliest of (i) the date of actual receipt, (ii) three (3) business days after the date of mailing by registered or certified mail, (iii) one (1) business day after the date of mailing by Express Mail, or the delivery (for redelivery) to Federal Express or another similar service requiring a receipt, or (iv) the date of personal delivery (or refusal upon presentation for delivery).

            This Security Agreement shall be governed and construed in accordance with the laws of the State of Illinois (without regard to choice of law principles).

            TIME IS OF THE ESSENCE UNDER THIS SECURITY AGREEMENT.


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            IN WITNESS WHEREOF, Debtor has caused this Security Agreement to be executed under seal by its duly authorized representative as of July 30, 2001.


                                     DEBTOR:

                                     SPENCER FAMILY, LLC
                                     A Massachusetts Limited Liability Company


                                     By: /s/ Aaron Spencer
                                        ----------------------------------------
                                          Aaron Spencer

                                     Title: Managing Member

                                                         [SEAL]
EXHIBITS:
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Exhibit A - Legal Description
Exhibit B - Personal Property


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